EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ONAR Appoints Audit Chair Kelly Anderson, Former Public-Company CFO and Veteran of More Than 400 Acquisitions, as Interim Chief Financial Officer to Lead Nasdaq Uplist Preparation

Anderson steps into the role from inside the company, having chaired ONAR’s Audit Committee since August 2025; director Howard D. Palefsky assumes the Audit Committee chair; appointment follows the completion days earlier of the largest acquisition in Company history and its up to $15 million financing

Miami, FL, October 6, 2026 (GLOBE NEWSWIRE) -- ONAR Holding Corporation (OTCID: ONAR) (“ONAR” or the “Company”), an AI-powered marketing platform, today announced the appointment of Kelly Anderson as Interim Chief Financial Officer, effective October 1, 2026. The appointment comes days after the Company completed its acquisition of Advertise Purple, the largest acquisition in its history, and completed the initial closing of its up to $15 million financing, and it addresses the fourth and final priority the Company set out in its July letter to stockholders: the pursuit of a Nasdaq listing. Anderson’s mandate is the finance side of that pursuit, including uplist readiness, public-company reporting at the combined company’s new scale, and the financial integration of Advertise Purple. The interim designation reflects the assignment rather than any uncertainty: Anderson’s focus is carrying the Company through the listing process and the build-out of an exchange-grade finance organization.

Anderson is not arriving cold. She has served on ONAR’s Board of Directors as Audit Committee Chair since August 2025, through every filing, every acquisition, and every financing of the past year. The Company announced in its Annual Report that it was recruiting a Chief Financial Officer; the Board concluded that the strongest candidate was already at the table, with the advantage that she starts with a working knowledge of the Company’s numbers that no outside hire could match.

Anderson brings more than 25 years of senior finance leadership, including prior service as Chief Financial Officer of publicly traded T3 Motion and of Mavenlink, and Chief Accounting Officer at Fisker Automotive and has overseen more than 400 acquisitions across her career. She is a Certified Public Accountant and the founder of CXO Executive Solutions, an executive services firm specializing in placing senior finance leadership into companies at inflection points.

In connection with the appointment, Anderson stepped down from the Board of Directors and as Audit Committee Chair, and the Board has appointed Howard D. Palefsky as Audit Committee Chair. Palefsky, has served as a director since June 2025 and as Chair of the Company’s Governance and Nominating Committee, he also served as Chairman, President and Chief Executive Officer of Collagen Corporation for nearly two decades and has served on the boards of more than 30 organizations. The transition keeps the Audit Committee chaired by an independent director without interruption.

Anderson will work alongside James Keck, the Company’s Vice President of Finance, who continues to lead day-to-day financial operations, financial planning, and acquisition finance, the function he has built and run through the Company’s last four acquisitions.

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“Getting to an exchange is mostly a finance project, and we are now staffing it like one,” said Claude Zdanow, Chief Executive Officer of ONAR. “We said we would recruit a CFO, and we ran a real search. The conclusion we kept reaching is that the person best qualified to carry our numbers to Nasdaq has been chairing our Audit Committee for the past year. Kelly has watched every filing we have made from the oversight side. Now she moves to the execution side, and James and his team get a partner who has done this climb before, more than once.”

“I have had a year inside ONAR’s numbers, and that is exactly why I said yes,” said Kelly Anderson. “This company just completed its largest acquisition, funded it, and moved its oldest debt into alignment with stockholders, all in the same week. What it needs now is the discipline of exchange-grade reporting, and that is work I have done my whole career. I know where we are strong, I know what we have to build, and I know the team I am building it with.”

“Kelly’s deep expertise and seasoned judgment add depth to our financial leadership at a pivotal stage in ONAR’s rapid growth,” said James Keck, Vice President of Finance. “I couldn’t be more excited to work alongside her as we pursue our ambitious plans. I’m proud of the foundation our team has built and energized by the vision we’re building toward together.”

Additional information regarding the appointment, including compensation arrangements, is set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 6, 2026.

About ONAR Holding Corporation

ONAR (OTCID: ONAR), pronounced “honor,” is an AI-powered marketing platform. ONAR acquires specialist marketing agencies serving middle-market and growth-stage brands across performance marketing, creative, and commerce, and operates them as one company on shared proprietary technology designed to automate up to 70% of manual agency work. Its technology division, ONAR Labs, develops and houses the Company’s proprietary technology, including ONAR AI, a marketing intelligence platform deployed across the Company’s agencies to improve productivity; Retina AI, a predictive customer intelligence platform; and Cortex, an offline and online sales attribution platform. ONAR continues to expand the platform through disciplined acquisitions, including JUICE, Scale Partner, and Advertise Purple. Learn more at www.onar.com.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, the integration of Advertise Purple, any potential uplisting, and any other potential acquisitions, financings, and debt restructurings, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe,” and similar words and expressions are intended to identify forward-looking statements. These statements reflect the Company’s current expectations, are not guarantees of future performance, and involve known and unknown risks and uncertainties, including the substantial doubt about the Company’s ability to continue as a going concern described in its SEC filings, the Company’s working capital deficit and indebtedness, integration risks, the need for additional financing, market conditions, competition, retention of key personnel, and regulatory changes, any of which could cause actual results to differ materially. Detailed risk factors are included in the Company’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date hereof. The Company assumes no obligation to update these statements except as required by law.

Media and Investor Contact

ONAR Holding Corporation

Investor Relations

IR@onar.com

(213) 437-3081

www.onar.com

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